EXHIBIT 10.3

Sotheby’s
EST. 1744

September 9, 2008

Gilbert L. Klemann, II, Esq.
Executive Vice President, Worldwide General Counsel and Secretary
Sotheby’s
1334 York Avenue
New York, NY 10021

Re:      Amendment to Agreement

Dear Gil:

                We refer to the Severance Agreement between you and Sotheby’s dated as of Octber 9, 2007 (the “Agreement”). You and Sotheby’s hereby agree to amend the Agreement as follows:

1.

With regard to any and all provisions pertaining to compensation payable upon termination of employment, any such compensation due to you under the Agreement shall be paid in a lump sum, less any applicable withholdings, within fifteen (15) days after the six (6) month anniversary of your termination date, provided that all other conditions to the receipt of such payment are fulfilled. Such amount shall bear interest from the date of termination of employment until paid at the Applicable Federal Rate (Short-Term) determined pursuant to Section 1274 of the Internal Revenue Code.

2.	Paragraph (a) of the definition of “Good Reason” in Exhibit A to the Agreement is hereby amended to read in its entirety as follows effective as of the date hereof:

Sotheby’s
EST. 1744

a)

failure by the Company to pay you a base salary of not less than $500,000, reduction of your annual cash incentive bonus target under the Company’s annual incentive compensation program below $450,000, or reduction of your annual restricted stock incentive bonus target below $150,000 under the Company’s annual incentive compensation program, with any such stock awarded subject to the terms and conditions of the Sotheby’s Amended and Restated Restricted Stock Plan (or successor plan).

               If the foregoing accurately sets forth our understanding, please execute this document in the space indicated below.

Sincerely,

SOTHEBY’S

By: /s/ Susan Alexander
Name: Susan Alexander
Title: Executive Vice President

AGREED TO AND ACCEPTED:

/s/ Gilbert L. Klemann, II
Gilbert L. Klemann, II
Dated:	9/25/08